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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF BAKER BOTTS L.L.P.]




September 6, 2002


CenterPoint Energy, Inc.
1111 Louisiana Street
Houston, Texas 77002


Ladies and Gentlemen:

                  As set forth in Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to the Registration Statement on Form S-3 (Registration No. 333-68290), to be filed by CenterPoint Energy, Inc. d/b/a Reliant Energy, Incorporated, a Texas corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the sale from time to time pursuant to Rule 415 under the Securities Act of up to 2,703,105 shares (the "Shares") of common stock, par value $0.01 per share, of the Company ("Common Stock") and associated rights to purchase shares of Series A Preferred Stock, par value $0.01 per share, of the Company (the "Rights"), under the Company's Amended and Restated Investor's Choice Plan (the "Plan"), certain legal matters in connection with the Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit
5.1 to the Post-Effective Amendment.

                  In our capacity as your counsel in the connection referred to above, we have examined the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, and the Rights Agreement, dated as of January 1, 2002, between the Company and JPMorgan Chase Bank, as Rights Agent (the "Rights Agreement"), as amended to date, and the Plan, as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as certified or photostatic copies are true and correct copies of the originals thereof, and that all other information submitted to us is accurate and complete.

                  On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

                  1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Texas.
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CenterPoint Energy, Inc.               2                       September 6, 2002


                  2. With respect to Shares that are to be issued by the Company pursuant to the Plan as newly issued shares or to be sold by the Company pursuant to the Plan as treasury shares, when the Board of Directors of the Company (the "Board") has taken all necessary corporate action to approve the issuance of such Shares under the Plan, such Shares will have been duly authorized by all requisite corporate action on the part of the Company, and when so issued or sold from time to time in accordance with the terms and conditions of the Plan, including the receipt of any consideration provided for therein, such Shares will be validly issued, fully paid and nonassessable.

                  3. With respect to Shares that include shares of Common Stock which are issued and outstanding on the date hereof and are to be purchased in the open market on behalf of the Plan, such Shares have been duly authorized by all requisite corporate action on the part of the Company and will be validly issued, fully paid and nonassessable.

                  4. The issuance of the Rights associated with the Shares has been duly authorized by all requisite corporate action on the part of the Company and, upon issuance from time to time in connection with the issuance of the Shares referred to in paragraph 2 above and in accordance with the terms of the Rights Agreement, the Rights associated with the Shares will be validly issued.

                  The opinion set forth in paragraph 4 above is limited to the valid issuance of the Rights under the Texas Business Corporation Act. In this connection, we do not express any opinion herein on any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among shareholders.

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CenterPoint Energy, Inc.               3                       September 6, 2002


                  We are members of the Texas Bar and the opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof. Additionally, we hereby consent to the reference to our Firm under the caption "Legal Matters" in the Post-Effective Amendment. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,


                                       BAKER BOTTS L.L.P.